Registration Statement No.  333-
                                                             -------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED

                             SAVI MEDIA GROUP, INC.
             (Exact name of registrant as specified in its charter)

                  Nevada                                 91-1766174
     (State or other jurisdiction of             (I.R.S. Employer ID. No.)
     incorporation or organization)

                             9852 West Katella Ave.
                                      #363
                                Anaheim, CA 92804
                                Phone: (714) 740-0601


                    (Address of Principal Executive Offices)

              SaVi Media Group, Inc. Amended 2004 Stock Option Plan
                             (Full Titles of Plans)
                           --------------------------

                            James A. Reskin, Attorney
                               Reskin & Associates
                       520 South Fourth Avenue, Suite 400
                            Louisville, KY 40202-2577
                                 (502) 426-7030
      (Name, Address and Telephone Number of Agent for Service of Process)

If any of the Securities being registered on this Form S-8 are to be offered on a delayed or continuous basis pursuant to Rule 415 under
the Securities Act of 1933, as amended, other than securities offered        [ ]
only in connection with dividend or interest reinvestment plans, check the following box.

                                       CALCULATION OF REGISTRATION FEE
                                       -------------------------------
Title of Securities   Amount to be    Proposed Maximum           Proposed Maximum Aggregate    Amount of Fee
to be Registered      Registered (1)  Offering Price Per Share   Offering Price (2)
Common Stock,         15,000,000      $.45                       $6,750,000                    $855.23
0.001 par value
                                                                 Total Due


(1) The provisions of Rule 416 under the Securities Act of 1933, as amended (the "Securities Act") shall apply to this Registration Statement and the number of shares registered on this Registration Statement shall increase or decrease as a result of stock splits, stock dividends, or similar transactions.

(2) Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average (any day within five days) of the bid and ask price of the Registrant's Common Stock as reported on OTCBB on November 24, 2004.

(3) The registration is for additional shares in an existing plan, being that 2,000,000 shares were registered under Form S-8 dated November 8, 2004. The additional 15,000,000 shares of S-8 stock shall be connected to cusip # 80517R 207.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission "Commission") as part of this Form S-8 Registration Statement.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.   Incorporation of Documents by Reference.
          The following documents have been previously filed by SaVi Media Group, Inc. (the "Company") with the Commission and are incorporated herein by reference:
          (a) The Company's Annual Report on Form 10-KSB filed on May 19, 2004, for the fiscal year ended December 31, 2003.
          (b) The Company's quarterly report on Form 10-QSB filed on November 16, 2004 for the quarter ending September 30, 2004.
          (c) The description of the Registrant's common stock contained in the Registrant's registration statement on Form 10-SB filed on February 23, 2000 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and any amendments thereto or other reports filed for the purpose of updating such description.
          (d) All documents filed by the Company pursuant to Sections 12(g), 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superceded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which is also, or is deemed to be, incorporated herein by reference modifies or supercedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superceded, to constitute a part of this registration statement.

Item 4.   Description of Securities.
          Not applicable.

Item 5.   Interests of Named Experts and Counsel.
          Not applicable.

Item 6.   Indemnification of Directors and Officers.
          The Registrant is a Nevada corporation. The Registrant's Certificate of Incorporation provides that, to the fullest extent permitted by Nevada law, its directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Nevada law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Nevada law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Item 7.   Exemption from Registration Claimed.
          Not Applicable.

Item 8.   Exhibits.
          The following exhibits have been filed (except where otherwise indicated) as part of this Registration Statement:


Exhibit No.                                  EXHIBIT
-----------                                  -------
  (4.1)   2004 Stock Option Plan
  (4.2)   Consulting Agreement with James Reskin
  (4.3)   Consulting Agreement with Stan Elbaum
   (5)    Opinion of Reskin & Associates
 (23.1) Consent of Consent of Ham, Langston & Brezina, LLP, Certified Public Accountants
  (24) Power of Attorney relating to subsequent amendments (included on the signature page to this Registration Statement)

Item 9.   Undertakings.
   (1)    The undersigned Registrant hereby undertakes:
   (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
   (i) To include any prospectus required by section 10(a)(3) of the Securities Act;
  (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement.
  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
PROVIDED, HOWEVER, that paragraphs (a)(i) and (a)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.
   (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
   (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
    2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange
          Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anaheim, and State of California, on this 29th day of November, 2004.
                                   Savi Media Group, Inc.
                                   BY:   /S/ Mario Procopio
                                       -----------------------------------------
                                        Mario Procopio, CEO






                                POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Mario Procopio, his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

     Signature                     Title                          Date
     ---------                     -----                          ----

/s/ Mario Procopio  President, Chief Executive Officer and   November 29, 2004
                    Director
                    (Principal Executive Officer)
------------------
Mario Procopio

/s/ Kathy Procopio  Chief Financial Officer and Director     November 29, 2004
------------------
Kathy Procopio

/s/ Serge Monros    Chief Technology Officer and Director    November 29, 2004
------------------
Serge Monros



                               (Exhibit 24)

                                  EXHIBIT INDEX
                             SAVI MEDIA GROUP, INC.
                             2004 STOCK OPTION PLAN


Exhibit No.                                 Exhibit
    (4.1)     2004 Stock Option Plan
    (4.2)     Consulting Agreement with James Reskin
    (4.3)     Consulting Agreement with Stan Elbaum
     (5)      Opinion of Reskin & Associates
   (23.1)     Consent of Ham, Langston & Brezina, LLC, Certified Public
              Accountants
    (24)      Power of Attorney relating to subsequent amendments (included on the signature page to this Registration Statement)


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